Exhibit 99.1

Date:	January 15, 2008

Maggie Sayre
Public Relations Representative
MQ Associates, Inc.
202-460-3647
maggie@sayreconsulting.com

MQ Associates, Inc. announces receipt of requisite consents and execution of supplemental indenture

Alpharetta, GA — MQ Associates, Inc. (“MQ Associates”) announced today the results of its previously announced cash tender offer and consent solicitation with respect to its outstanding 12¼% Senior Discount Notes due 2012 (CUSIP No. 55345RAC2) (the “Notes”).

As of 5:00 p.m., New York City time, on January 14, 2008 (the “Consent Date”), which was the deadline for holders who desired to receive the consent fee to deliver their consents, MQ Associates had received consents for $129,205,000 in aggregate principal amount at maturity of the Notes, representing 95.59% of the outstanding Notes.

Accordingly, the requisite consents to adopt the proposed amendments (the “Amendments”) to the indenture pursuant to which the Notes were issued (the “Indenture”) have been received, and a supplemental indenture to effect the Amendments has been executed by MQ Associates and the trustee under the Indenture (the “Trustee”).  The Amendments, which will eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the Indenture, will become operative when the tendered Notes are accepted for purchase by MQ Associates.

The total consideration per $1,000 principal amount of Notes that were validly tendered prior to the Consent Date (the “Total Consideration”) will be an amount equal to 110.081% of the accreted value of such Notes as of the later of January 29, 2008 or the applicable Payment Date, which includes a cash consent payment of $28.12.  Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the Total Consideration less the cash consent payment of $28.12 per $1,000 principal amount of tendered Notes.

Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date.  Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Offer to Purchase and Consent Solicitation Statement of MQ Associates, dated December 31, 2007 (the “Statement”).

The tender offer and consent solicitation remains open and is scheduled to expire at midnight, New York City time, on January 29, 2008, unless extended (the “Expiration Date”).

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at (212) 269-5550 (for brokers and banks) or (800) 859-8509 (for all others).  Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Jefferies & Company, Inc, which may be contacted at (888) 708-5831 (toll-free).

The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Statement and the related Consent and Letter of Transmittal.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.  Under no circumstances shall this press release constitute a solicitation of consents to the Amendment.  No recommendation is made as to whether holders of the Notes should give their consent.

Forward Looking Statements

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MQ Associates’ future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MQ Associates’ current expectations and are subject to a number of risks, uncertainties and assumptions.  MQ Associates can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the recently closed merger with Novant, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in MQ Associates’ Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other periodic reports filed with the SEC. MQ Associates undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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MedQuest is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  MedQuest centers provide high quality diagnostic imaging services using a variety of technologies including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest operates a network of 92 centers in 13 states located primarily throughout the southeastern and southwestern United States.